Exhibit 99.1

XERIUM TECHNOLOGIES ANNOUNCES APPOINTMENT OF INDUSTRY VETERAN TO BOARD

RALEIGH, NC, July 11, 2012 — Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today announced that it has appointed to its Board of Directors Roger A. Bailey, a veteran of the pulp and paper industry and currently President, Power Products, North America for ABB, Inc.

“During my years with Xerium, I have come to know Roger as one of the most well-respected leaders in the paper industry” said Stephen R. Light, the Company’s Chairman, President and Chief Executive Officer. “As the former Group Vice President of ABB’s Pulp and Paper Business Unit, he was successful in growing the business during a time of declining paper volume and in restructuring the ABB footprint towards growth-oriented markets. His experience will be invaluable to Xerium particularly as we continue to implement our recently announced strategic plan ‘Vision 2015’.”

About Xerium Technologies

Xerium Technologies, Inc. (NYSE:XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper-clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) our financial results could be adversely affected by fluctuations in interest rates and currency exchange rates, for instance a marked decline in the value of the Euro relative to the U.S. Dollar stemming from the European sovereign debt crisis; (2) a sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our revenues and profitability; (3) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (4) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (5) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; (6) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (7) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2011 filed on March 14, 2012 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Contacts

Xerium Technologies, Inc.

Clifford E. Pietrafitta, Executive Vice President and

CFO, 919-526-1444

IR@xerium.com

Source: Xerium Technologies, Inc.